Exhibit 3.2

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT

OF CERTIFICATE OF INCORPORATION

The corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

FIRST: That at a meeting of the Board of Directors of ASPI, Inc. Resolutions were adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is a follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Articles thereof number “Article First” so that, as amended, said Article shall be and read as follows: The name of the corporation is JV Group, Inc.

RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Articles thereof number “Article Fourth subparagraph (A)” so that, as amended, said Article and subparagraph shall be and read as follows:

(A) Authorized shares. The total number of shares which the corporation shall have authority to issue One Billion Twenty-Five Million (1,025,000,000) shares of common stock, of which One Billion (1,000,000,000) shares shall be designated Common Stock, par value of $.01 per share, and Twenty-Five Million (25,000,000) shares shall be designated Preferred Stock, par value of $.01 per share.

The remaining subsections do not change and remain in effect.

SECOND: That thereafter, pursuant to resolution of its Board of Directors, an annual meeting of the stockholders of said corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this 24 day of April, 2012.

ASPI, Inc.

By:	/s/ Yuen Ling Look
Yuen Ling Look, President,
CEO, CFO and Director